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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE                       CONTACT:
---------------------                       --------
October 21, 2003                                  Richard E. Leone
                                                  Manager - Investor Relations
                                                  330-544-7622
                                                  www.rti-intl.com




                       RTI INTERNATIONAL METALS ANNOUNCES
                          VOTE SCHEDULED ON LABOR PACT


     Niles, Ohio - RTI International Metals, Inc., (NYSE: RTI) announced today a second labor contract extension between its titanium subsidiary, RMI Titanium Company, and the United Steelworkers of America, pending a vote on the Company's final offer. The contract was originally scheduled to expire on October 15th. A vote has been scheduled to take place Saturday, October 25, 2003, on the Company's final proposal. Until then, represented employees will continue to work under the terms of the existing agreement.

     RMI has been working to reduce cost at all levels and remain competitive in an extremely weak titanium market. In its contract offer, the Company seeks to cut production costs, primarily through work-rule changes and job combinations with no cuts in wages or pensions. The offer includes a $1,000 signing bonus for all represented employees.

     RTI International Metals, headquartered in Niles, Ohio, through its various subsidiaries, manufactures and distributes titanium and specialty metal mill products and extruded shapes, as well as engineered systems for energy-related markets and environmental engineering services. The Company's products are used for aerospace, defense, energy, chemical and consumer applications for customers around the world.



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